Exhibit(o)(5)

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                  U.S. BANCORP ASSET MANAGEMENT CODE OF ETHICS
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Procedure Name:  U.S. Bancorp Asset Management, Inc. - Code of Ethics
Contact:         Compliance Review Officer
Approval Date:   May 2, 2001
Revision Date:   January 1, 2002 (Consolidation of PAM into USBAM)
Regulatory Rule: SEC 17j-1 Personal Investment Activities of Investment Company
                 Personnel
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                                     PURPOSE
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This Code of Ethics is adopted by and on behalf of U.S. Bancorp Asset
Management, Inc. in an effort to prevent violations of Section 17 of the 1940 Act and the rules and regulations thereunder and to comply with the requirements of Rule 204-2 under the Investment Advisers Act of 1940. Rule 17j-1 of the 1940 Act requires registered investment companies and each investment adviser and principal underwriter of any such investment company to adopt a written code of ethics containing provisions reasonably necessary to prevent access persons from engaging in certain activities prohibited by Rule 17j-1, and to use reasonable diligence and institute procedures reasonably necessary to prevent violations of such code. Rule 204-2 requires investment advisers registered with the SEC to maintain a record of securities transactions in securities in which the investment adviser or registered representative has any direct or indirect beneficial ownership.

The purpose of this Code is to establish policies consistent with Rule 17j-1 of the 1940 Act and with the following general principles:

o Access Persons have the duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.

o All Personal Securities Transactions shall be conducted consistent with this Code and in such manner as to avoid any actual, potential or appearance of a conflict of interest, or any abuse of an individual's position of trust and responsibility.

o Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

The Adviser may from time to time adopt such interpretations of this Code as necessary. This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to clients and shareholders.

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                                      SCOPE
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The prohibitions and the preclearance and reporting requirements set forth in this Code apply to all transactions in a Security which an Access Person has, or by reason of such transaction


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acquires, any Beneficial Ownership unless that Security or transaction has been specifically exempted by this Code.

1. Definitions

      A. "Access Person" means a General Access Person or a Restricted Access Person.

            (1) "General Access Person" means an employee of the Adviser who, in connection with his or her regular functions or duties obtains information regarding purchases or sales of Securities by the Funds or Client, or who obtains any information concerning which Securities are being recommended prior to the effective dissemination of such recommendations.

            (2) "Restricted Access Person" means an employee of the Adviser who, with respect to any Fund or Lead Model Portfolio Account, makes any investment recommendation, participates in the determination of which investment recommendations will be made, has the power to influence management of the Funds, or executes trades for any Fund or Lead Model Portfolio Account. Restricted Access Persons include, without limitation, Lead Portfolio Managers, research analysts, traders, and other such persons as determined by the Adviser.

      B. "Adviser" means U.S. Bancorp Asset Management, Inc., a wholly owned subsidiary of U.S. Bank National Association.

      C. "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16a-1(a)(2) of the 1934 Act. This means that persons should generally consider themselves the "Beneficial Owner" of any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the "Beneficial Owner" of any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power with respect to such Security.

            Although the following list is not exhaustive, under the 1934 Act and this Code, a person generally would be regarded to be the "Beneficial Owner" of the following Securities:

            (1)   Securities held in the person's own name;

            (2) Securities held with another in joint tenancy, community property, or other joint ownership;

            (3) Securities held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;


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            (4)   Securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

            (5) Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of such Securities;

            (6) Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

            (7) Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

            (8) Securities held by a general partnership or limited partnership in which the person is a general partner;

            (9) Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

            (10) Securities in a portfolio giving the person certain performance-related fees; and

            (11) Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

      D. "Client" means any person, other than a Fund, for whom or which the Adviser serves as an "investment adviser" within the meaning of
            Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

      E.    "Code" means this Code of Ethics, as amended from time to time.

      F. "Compliance Department" means the department within the Adviser responsible for compliance with the requirements of the Code.

      G. "Control" shall have the meaning as set forth in Section 2(a)(9) of the 1940 Act. For example, "control" means the power to exercise a controlling influence over the management or policies of a company. Beneficial Ownership of more than 25% of the voting securities of a company is presumed to be "control" of such company.


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      H.    "Fund" means each of the registered investment companies for which the Adviser serves as investment adviser.

      I. "Initial Public Offering" means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of
            Section 13 or 15(d) of the 1934 Act.

      J. "Insider Trading" means the use of Material Non-Public Information to trade in a Security (whether or not one is an Access Person) or the communication of Material Non-Public Information to others. While the meaning of the term is not static, "Insider Trading" generally includes:

            (1) trading in a Security by an Access Person, while in possession of Material Non-Public Information;

            (2) trading in a Security by a person who is not an Access Person, while in possession of Material Non-Public Information, where the information either was disclosed to such person in violation of an Access Person's duty to keep it confidential or was misappropriated; and

            (3) communicating Material Non-Public Information to any person, who then trades in a Security while in possession of such information.

      K. "Lead Model Portfolio Account" means any Client account that is managed by the Adviser in accordance with the same model portfolio as any Fund.

      L. "Lead Portfolio Manager" means any employee of the Adviser who has direct responsibility and authority to make investment decisions for any Fund or any Lead Model Portfolio Account.

      M. "Material Non-Public Information" means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Examples of Material Non-Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

      N. "Personal Transaction" means a transaction in a Security in which an individual has or thereby acquired Beneficial Ownership. A person shall be considered to be "engaging in" or "effecting" a Personal Transaction if such a Security is involved,


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            regardless of whether the transaction is effected by that person or by some other person (such as an immediate family member).

      O. "Private Placement" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6), or pursuant to rule 504, rule 505 or rule 506 under the 1933 Act.

      P. "Review Officer" means the person within the Compliance Department designated by the Adviser as having authority to review preclearance requests and information reported under the Code.

      Q. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, i.e., any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a `Security', or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

      R. "Watchlist" shall be the daily list of Securities being recommended and intended for recommendation for trading, pending Securities to be traded, and those Securities traded within a defined timeframe by the Funds and Lead Model Portfolio Accounts.

      S.    "1933 Act" means the Securities Act of 1933, as amended.

      T.    "1934 Act" means the Securities Exchange Act of 1934, as amended.

      U.    "1940 Act" means the Investment Company Act of 1940, as amended.

2. Exempted Securities

      This Code shall not apply to purchases or sales of:

      A.    direct obligations of the Government of the United States;

      B. bankers' acceptances, bank certificates of deposit, commercial paper;

      C. high quality short-term debt instruments including repurchase agreements;


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      D.    shares issued by registered open-end investment companies; and

      E. securities which are effected in any account over which the Access Person has no direct or indirect influence or control (the determination regarding such an account must be on file with the Compliance Department prior to effecting trades in such account).

3. Exempted Transactions

      A. Although the reporting obligations set forth in Section 6 remain, the preclearance requirement as set forth in Section 4 and the prohibition as set forth in Section 5.C. (Blackout Periods), shall not apply to the following:

            (1) purchases which are part of an automatic dividend reinvestment plan;

            (2) purchases of an employer's stock under an employer-sponsored plan (including the employer of a spouse or partner);

            (3) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

            (4) purchases or sales which are non-volitional on the part of the Access Person (as determined by the Review Officer) including purchases or sales upon exercise of puts or calls written by the person, and non-volitional sales from a margin account pursuant to a bona fide margin call;

            (5)   purchases or sales of units of common/collective trust funds;

            (6) purchases or sales of securities whose performance are directly tied to an index (e.g. SPDRS, QQQ, Diamonds);

            (7)   purchases or sales of U.S. Bancorp stock;

            (8) purchases or sales of equity securities included in the S&P 100 Composite Stock Index by General Access Persons;

            (9) purchases or sales of equity securities included in the Standard & Poor's 500 Composite Stock Index by General Access Persons in amounts less than $25,000 in any single trading day; or

            (10) purchases or sales of equity securities included in the Russell 1000 Index by General Access Persons in amounts less than $10,000 in any single trading day.


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      B.    Although the preclearance and reporting obligations set forth in
            Sections 4 and 6 remain, the prohibition as set forth in Section 5.C. (Blackout Periods) shall not apply to the following:

            (1) purchases or sales of equity securities that are traded by a Fund purporting to replicate the performance of an index; or

            (2) purchases or sales of equity securities included in the S&P 100 Composite Stock Index by Restricted Access Persons, except where the Adviser determines that the Restricted Access Person could capitalize improperly upon the market impact of trades effected on behalf of a Fund or Lead Model Portfolio Account. In making this determination, the Adviser may consider the amount of the Security held in the Funds and Lead Model Portfolio Accounts relative to total outstanding shares, the average trading volume of the Security, or such other factors the Adviser deems relevant.

4. Preclearance

      The preclearance requirements of this Section 4 are in addition to, and not in limitation of, the prohibitions of Section 5 (Prohibited Purchases and Sales) and the reporting requirements of Section 6 (Reporting) of this Code. Access Persons are also responsible for knowing if other trading restrictions apply to them (such as NASD registration restrictions), and obtaining appropriate approval.

      A. Publicly Traded Securities. Except as set forth in Sections 2 (Exempted Securities) and 3.A. (Exempted Transactions) of this Code, preclearance approval from the Review Officer is required for any purchase or sale of a publicly traded Security by Access Persons. Such transactions must be precleared pursuant to such procedures as adopted by the Adviser from time to time. A transaction must be executed by the close of the NYSE the same day clearance is approved.

      B. Private Placements. Preclearance is required for any purchase of a non-publicly traded Security by Access Persons. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Fund or Lead Model Portfolio Account and whether the opportunity is being offered to the Access Person by virtue of his or her relationship to the Funds. A transaction must be executed within the timeframe set forth in the written approval.

      C. Inadvertent Violations. A transaction by an Access Person effected in violation of the prohibitions set forth in Section 5.C. (Blackout Periods) will not be considered a violation of this Code and disgorgement (or liquidation) will not be required so long as the transaction was effected in accordance with the preclearance procedures described in this Section 4.


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5. Prohibited Purchases and Sales

      A. Initial Public Offerings. No Restricted Access Person may acquire any equity Security in an Initial Public Offering. General Access Persons may purchase Securities in an Initial Public Offering upon receipt of preclearance approval. (An Initial Public Offering preclearance form must be used for such a request.)

      B. Debt New Issue Offerings. No Restricted Access Person may acquire any municipal or corporate debt instruments in any new issue offering. General Access Persons may purchase such debt instruments in new issue offerings upon receipt of preclearance approval. (An Initial Public Offering preclearance form must be used for such a request.)

      C. Blackout Periods. Except for Securities and transactions exempted from preclearance (as provided in Section 2 [Exempted Securities] and 3 [Exempted Transactions] of this Code), Access Persons are prohibited from executing (directly or indirectly) a Personal Securities Transaction as set forth below:

            (1) General Access Persons: General Access Persons are prohibited from executing (directly or indirectly) a Personal Transaction in a Security at any time during which:

                  a. any Fund or Lead Model Portfolio Account is trading the same Security the same day; or

                  b. such Security is under active consideration by any Fund or Lead Model Portfolio Account or is listed on the Watchlist or other such list of recommended Securities as may be maintained by the Adviser.

            (2) Restricted Access Persons: In addition to the prohibitions set forth in Section 5.C.(1) above, Restricted Access Persons are prohibited from executing a personal transaction in a Security within 7 days:

                  a. before any Fund or Lead Model Portfolio Account for which the Restricted Access Person has investment management, advisory, or transactional responsibility effects a transaction in the same Security; and

                  b. after any Fund or Lead Model Portfolio Account effects a transaction in the same Security.

      D. Insider Trading. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale constitutes Insider Trading, or take any other action that constitutes or foreseeably may result in Insider Trading.

      E. Short-term Trading. Except with respect to Securities and transactions set forth in


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            Sections 2 (Exempted Securities) and 3 (Exempted Transactions) of
            this Code, Restricted Access Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same Security within 60 calendar days. Such prohibition may be waived by the Review Officer in the event a Restricted Access Person presents special circumstances and provided the Review Officer determines the transaction would not be inconsistent with the expressed purpose of this Code. No short-term trading restrictions are placed on General Access Persons.

6. Reporting

      A. Trade Confirmations. Access Persons shall direct their brokerage firm or bank to promptly send to the Review Officer duplicate copies of confirmations of all Personal Transactions and copies of periodic statements for all Security accounts in which such Access Persons have a Beneficial Ownership. Access Persons are responsible for providing trade documentation to the Review Officer when no automatic trade confirmation is available. Compliance with this requirement will be deemed to satisfy the quarterly transaction reporting requirements imposed on Access Persons under Rule 17j-1 and Section 6.C. of the Code.

      B. Initial and Annual Securities Holdings Reports. Within 10 calendar days of becoming an Access Person, and annually thereafter as required by the Adviser, Access Persons shall disclose all personal Security holdings other than Securities set forth in Section 2 (Exempted Securities) of this Code. Compliance with this ongoing reporting requirement will be satisfied by providing monthly statements of brokerage accounts provided the statements are current within 30 days of being received by the Compliance Department. Reports for Securities not included in such brokerage statements shall be submitted annually and contain:

            (1) the title, number of shares, and principal amount of each Security in which the Access person has any Beneficial Ownership;

            (2) the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

            (3)   the date the report is submitted by the Access Person.

      C. Quarterly Transaction Reports. Access Persons shall report quarterly all transactions in Securities in which each has, or by reason of such transactions acquires, any Beneficial Ownership during the previous quarter. (In the event no reportable transactions occurred during the quarter, the report should be so noted and returned.) Quarterly reports shall be made no later than 10 days after the end of the calendar quarter, and shall contain:


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            (1)   the date of each transaction, the title, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Security

            (2) the nature of each transaction (i.e., purchase, sale, or any type of acquisition or disposition);

            (3) the name of the broker, dealer or bank with or through which each transaction was effected;

            (4) the price of the Security at which each transaction was effected;

            (5) the name of any broker, dealer, or bank with whom the Access Person established an account in which any Securities are held for the direct or indirect benefit of the Access Person and the date on which the account was established; and

            (6)   the date the report is submitted by the Access Person.

      D. Access Person Certification. Access Persons shall annually certify they have read and understand this Code, and recognize they are subject thereto, have complied with the requirements of the Code, and have disclosed and reported all Personal Transactions required to be disclosed or reported pursuant to the requirements of this Code.

      E. Annual Report. The Compliance Department will, at least annually, prepare a written report for the Funds' Board of Directors which summarizes the operation of this Code, and:

            (1) contains a list of material or procedure violations which required significant remedial action since the previous report, including details of such violations and the action taken, and any waivers granted under Section 4.C. (Inadvertent Violations);

            (2) recommends changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulation; and

            (3) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

7. Post-Trade Monitoring

      The Adviser shall implement appropriate procedures to monitor personal investment activity by Access Persons.


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8. Service as a Director

      Employees of the Adviser are prohibited from serving as a member of the board of directors of any publicly traded company absent prior authorization by the Funds' Board of Directors [and the Review Officer] based upon a determination that such service is consistent with the interests of the Funds and their shareholders and Clients. Other requirements for service on a board of directors for employees of the Adviser may be found in the U.S. Bancorp Code of Ethics.

9. Sanctions

      A.    General.

            (1) Upon discovering a violation of this Code of Ethics, the Adviser may impose such sanctions as it deems appropriate, including inter alia, disgorgement of profits, fines, a letter of censure, a reduction in salary or position, suspension without pay, and/or termination of the employment of the violator. A violator shall be obligated to pay any sums due, pursuant to this paragraph, due to a violation by a member of the immediate family of such violator. Any profits realized on trades in violation of preclearance and prohibited purchase and sales (as set forth in Sections 4 [Preclearance] and 5 [Prohibited Purchase and Sales]) may require immediate disgorgement.

            (2) No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself or herself. Violations of the Code by the Review Officer, Director of Compliance or IFS Legal Counsel shall be reviewed by such person's immediate superior.

            (3) Access Persons who discover a violation or apparent violation of this Code by any other person shall immediately bring the matter to the attention of the Review Officer.

      B. Non-Exclusivity of Sanctions. The imposition of sanctions hereunder shall not preclude the imposition of additional sanctions by the Funds' Board of Directors and shall not be deemed a waiver of any rights by any Fund or Client. In addition to sanctions which may be imposed hereunder, persons who violate this Code may be subject to various penalties and sanctions including, for example, injunctions, treble damages, disgorgement of profits, fines of up to three times the profit gained or loss avoided (whether or not the violator actually benefited), and jail sentences.


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10. Recordkeeping

      A. A copy of this Code, and any other code which is, or at any time within the past five years has been in effect, shall be preserved in an easily accessible place.

      B. The Compliance Department shall inform all Access Persons of their reporting obligation under this Code.

      C. A record of any violation of this Code and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

      D. A copy of each report made by each Access Person pursuant to this Code, shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

      E. A list of all Access Persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

      F. A record of any decision, and reasons supporting the decision, to approve the acquisition of Securities in an Initial Public Offering for General Access persons or a Private Placement by all Access Persons shall be maintained for at least five years after the end of the calendar year in which the approval is granted.

      G. The Funds' Board of Directors, including a majority of Directors who are not interested persons, shall approve this Code. If the Adviser makes a material change to this Code, the Funds' Board of Directors shall have six months in which to approve the material change.

      H. The Adviser shall maintain a list of appropriate management or compliance personnel to review required reports.

      I. This Code of Ethics shall be filed with the Securities and Exchange Commission as required under Rule 17j-1.


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